Financial Update Q3 & 9M FY24/25 February 26th, 2025

Disclaimer 2 Forward Looking Statements. This presentation (this “Presentation”) contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding Global Blue Group Holding AG’s (“Global Blue”, “we” or “us”) or its management’s expectations, hopes, beliefs, intentions or strategies regarding the future. The words “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “intends”, “may”, “might”, “plan”, “possible”, “potential”, “predict”, “project”, “should”, “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These forward looking statements are based Global Blue’s current expectations and beliefs concerning future developments and their potential effects on Global Blue. There can be no assurance that the future developments affecting Global Blue will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond Global Blue’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These include commercial expectations and other external factors, including the potential closing of the proposed acquisition of Global Blue and considerations related to such transaction, political, legal, fiscal, market and economic conditions and factors affecting travel and traveller shopping, including the global COVID-19 pandemic and applicable legislation, regulations and rules (including, but not limited to, accounting policies and accounting treatments), movements in foreign exchange rates and other factors described under “Risk Factors” in Global Blue’s Annual Report on Form 20-F for the financial year ended March 31st, 2024 filed with the Securities and Exchange Commission (the “SEC), and in other reports we file from time to time with the SEC, all of which are difficult to predict and are beyond Global Blue’s control. Except as required by law, Global Blue is not undertaking any obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise. Intellectual Property. All rights to the trademarks, copyrights, logos and other intellectual property listed herein belong to their respective owners and Global Blue’s use thereof does not imply an affiliation with, or endorsement by, the owners of such trademarks, copyrights, logos and other intellectual property. Solely for convenience, trademarks and trade names referred to in this presentation may appear with the ® or symbols, but such references are not intended to indicate, in any way, that such names and logos are trademarks or registered trademarks of Global Blue. Industry and Market Data. This Presentation contains statistical data, estimates and forecasts that have been provided by Global Blue and/or are based on independent industry publications or other publicly available information, as well as other information based on Global Blue’s internal sources. This information involves many assumptions and limitations and you are cautioned not to give undue weight to these estimates. We have not independently verified the accuracy or completeness of such data, including those contained in these industry publications and other publicly available information. Accordingly, none of Global Blue nor its affiliates and advisors makes any representations as to the accuracy or completeness of these data. Certain amounts described herein have been expressed in U.S. dollars for convenience and, when expressed in U.S. dollars in the future, such amounts may be different from those set forth herein. Financial Information. The historic financial information respecting Global Blue contained in this Presentation has been taken from or prepared based on the historical audited financial statements of Global Blue, which have been prepared in accordance with the International Financial Reporting Standards (“IFRS”) as adopted by the International Accounting Standards Board (“IASB”), which are not materially different from IFRS as issued by the EU. Non-IFRS Financial Measures. This presentation includes certain financial measures not prepared in accordance with IFRS, which constitute “non-IFRS financial measures” as defined by the rules of the U.S. Securities and Exchange Commission. These non-IFRS financial measures include: Adjusted Operating Expenses, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Depreciation & Amortization, Adjusted EBIT, Adjusted Profit Before Tax, Adjusted Income Tax Expense, Adjusted Net Income, Adjusted Net Income (Group Share), Net Financial Debt, Net Leverage Ratio. Global Blue has included these non-IFRS financial measures because it believes they provide an additional tool for investors to use in evaluating the financial performance and prospects of Global Blue. These non-IFRS financial measures should not be considered in isolation from, or as an alternative to, financial measures determined in accordance with IFRS. In addition, these non-IFRS financial measures may differ from non-IFRS financial measures with comparable names used by other companies. Note however, that to the extent forward-looking non-IFRS financial measures are provided herein, they are not reconciled to comparable historic IFRS measures due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation. Long-Term Targets: This Presentation contains various long-term targets. These long-term targets are not projections, and instead are forward-looking goals that are subject to significant, business, economic, regulatory and competitive uncertainties and contingencies, long-term targets many of which are beyond the control of the Company and its management, and are based upon assumptions with respect to future decisions, which are subject to change. Actual results will vary and those variations may be material. For discussions of some of the important factors that could cause these variations, please consult the “Risk factors” section of the prospectus supplement relating to the offering. Nothing in this presentation should be regarded as a representation by any person that these goals and targets will be achieved and the Company undertakes no duty to update these goals and targets.

Important Additional Information and Where to Find It 3 The tender offer described in this Investor Presentation has not yet commenced. This Investor Presentation is for informational purposes only and is neither an offer to buy nor a solicitation of an offer to sell any securities of Global Blue. A solicitation and an offer to buy securities of Global Blue will only be made pursuant to a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and other related materials that Shift4 intends to file with the SEC. In addition, Global Blue will file with the SEC a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. The offer to purchase, the letter of transmittal and certain other tender offer documents, as well as the solicitation/recommendation statement, will be sent to all shareholders of Global Blue at no expense to them. Once filed, investors will be able to obtain a free copy of these materials and other documents filed by Shift4 and Global Blue with the SEC at the website maintained by the SEC at www.sec.gov. Additional copies may be obtained for free by contacting Shift4 or Global Blue. Copies of the documents filed with the SEC by Global Blue will be available free of charge under the “Filings” section of Global Blue’s website at ir.globalblue.com. In addition, Global Blue shareholders may obtain free copies of the tender offer materials by contacting the information agent for the tender offer that will be named in the tender offer statement. INVESTORS AND SECURITY HOLDERS OF GLOBAL BLUE AND SHIFT4 ARE URGED TO READ THESE DOCUMENTS WHEN THEY BECOME AVAILABLE, INCLUDING THE SOLICITATION/RECOMMENDATION STATEMENT OF GLOBAL BLUE AND ANY AMENDMENTS THERETO, AS WELL AS ANY OTHER DOCUMENTS RELATING TO THE TENDER OFFER AND THE MERGER THAT ARE FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO WHETHER TO TENDER THEIR SHARES INTO THE TENDER OFFER BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE TENDER OFFER.

Today’s Presenters Jacques STERN President and Chief Executive Officer Joined Global Blue in 2015 ~30 years’ experience École Supérieure de Commerce de Lille Roxane DUFOUR Chief Financial Officer Joined Global Blue in 2016 ~18 years’ experience École Supérieure de Commerce et de Management 2010 – 2015 Chairman and CEO 1992 – 2010 Various positions including CFO and Deputy CEO 1988 – 1992 Auditor 2010 – 2015 Various positions including Internal Audit Director 2005 – 2010 Various positions including Consolidation Manager 4

Executive Summary 5 (1) Drop-through: Incremental Adjusted EBITDA / Incremental Revenue vs. last year. 2 1 Strong YoY performance, with 9M Revenue up 20% to €381M and 9M Adjusted EBITDA margin up 4.2pts to 40.4%, driving a 34% increase in Adjusted EBITDA to €154M (61% drop-through(1)) Strategic Milestone: Announcement of the acquisition of Global Blue by Shift4 3 Reiterating FY24/25 guidance of €185M - €205M Adjusted EBITDA, expecting to achieve towards the top half of the range

Agenda 6 Q3/9M FY24/25 Financial Highlights Strategic Milestone FY24/25 Guidance

Agenda 7 Strategic Milestone

8 Global Blue and Shift4 have entered into a definitive agreement under which Shift4 will acquire Global Blue ‒ $7.50 per common share in cash, representing a 15% premium to Global Blue’s closing share price as of February 14, 2025 ‒ $10.00 per Series A preferred shares ‒ $11.81 per Series B preferred shares • Upon completion of the tender offer and subsequent merger, Global Blue’s common stock will no longer be listed on any public stock exchange • Shift4 expects to finance the acquisition with cash on hand and a 364-day $1.8 billion bridge facility Transaction summary Shift4 to acquire Global Blue (1/2) X A US-leader in integrated payments and commerce technology A Europe and APAC-based business partner for the shopping journey ~$2.5Bn ~13x Enterprise Value CY 2024 EBITDA

9 Shift4 to acquire Global Blue (2/2) The acquisition has been unanimously approved by the boards of directors of Shift4 and Global Blue • Global Blue’s Board of directors has unanimously resolved that it will recommend to the Global Blue Shareholders to accept the tender offer Closing is expected to take place by the third quarter of calendar year 2025 • The transaction is subject to regulatory approval, other customary closing conditions, and a minimum tender of 90% of Global Blue’s issued and outstanding common shares and preferred shares on a combined basis Transaction summary X A US-leader in integrated payments and commerce technology A Europe and APAC-based business partner for the shopping journey

Agenda 10 Q3/9M FY24/25 Financial Highlights

Q3 FY24/25 11

Solid YoY Adjusted EBITDA increase of 31% with 56% drop-through(1) 12 (1) Drop-through: Incremental Adjusted EBITDA / Incremental Revenue vs. last year. (2) Revenue - variable costs. ADJUSTED P&L (€M) Q3 FY22/23 Q3 FY23/24 Q3 FY24/25  €M vs. Q3 FY23/24  % vs. Q3 FY23/24 Completed SIS TFS & Payments Reported 5,279 6,741 7,929 1,188 18% Group Revenue 86.7 109.4 131.4 22.0 20% Variable Costs (22.1) (25.3) (30.0) (4.7) Contribution(2) 64.6 84.1 101.4 17.3 21% Fixed Costs (40.5) (44.3) (49.2) (4.9) Adjusted EBITDA 24.1 39.8 52.2 12.4 31% Adjusted EBITDA margin 27.8% 36.3% 39.7% +3.4pts Adjusted Depreciation & Amortization (9.2) (9.7) (12.9) (3.2) Adjusted Finance costs (3.7) (12.0) (13.9) (1.9) Adjusted Profit Before Tax 11.1 18.1 25.3 7.2 40% Adjusted Income Tax (3.7) (7.0) (8.8) (1.8) Non-controlling Interests (0.8) (1.9) (2.1) (0.2) Adjusted Net Income Group Share 6.6 9.1 14.4 5.3 58%

EUROPE APAC TOTAL TFS Solid Performance in Tax Free Shopping Solutions Revenue Growth of ~22% with ~24% Contribution(1) Growth 13 COMPLETED SIS REPORTED GROWTH REVENUE GROWTH CONTRIBUTION GROWTH (1) Revenue – Variable costs. (2) APAC at 36% of SiS vs 33% LY with VAT rate of c10% in APAC vs c20% in Europe. (3) Country Mix, Merchant Mix and Service Mix. 17.8% 25.4% 20.5% Continental Mix(2) Pricing Evolution Mix Effect(3) & Ancillary Revenues Translation & Other Impacts - (0.9%) 4.9% (2.0%) - 1.7% 3.3% 2.0% (1.9%) (0.5%) 5.0% (1.4%) 19.8% 32.4% 21.7% 22.7% 31.9% 24.1% REVENUE €81.6M €16.2M €97.8M CONTRIBUTION €71.1M €13.5M €84.6M CONTRIBUTION % 87.1% 83.5% 86.5%

TOTAL PAYMENTS FX SOLUTIONS ACQUIRING HOSPITALITY GATEWAY 14 COMPLETED SIS REPORTED GROWTH REVENUE GROWTH CONTRIBUTION GROWTH 5.8% 10.9% - 8.3% Pricing evolution Variance on margin on Treasury Gain Translation and Other impacts (2.7%) (0.4%) (1.0%) 10.0% - 1.4% - - - 3.7% (0.2%) 0.7% 0 ( ( 1.8% 22.3% 30.2% 12.6% 1.8% 18.2% 30.2% 4.5% REVENUE €10.8M €13.7M €0.5M €25.1M CONTRIBUTION €10.1M €1.5M €0.5M €12.1M CONTRIBUTION % 93.5% 10.6% 100.0% 48.2% (1) Revenue – Variable costs Robust performance in Payments Revenue growth of ~13% with ~5% Contribution(1) growth

15 Strong Performance in Post-Purchase Solutions Revenue growth of ~26% and Contribution(1) growth of 8% (1) Revenue – Variable costs. POST-PURCHASE SOLUTIONS REVENUE GROWTH CONTRIBUTION GROWTH 25.8% 8.0% REVENUE €8.6M CONTRIBUTION €4.7M CONTRIBUTION % 54.9%

Solid Adjusted EBITDA increase of 31%, with 56% drop-through(1) 16 (1) Drop-through: Incremental Adjusted EBITDA / Incremental Revenue vs. last year. (2) Revenue - variable costs. 36.3% 39.7%Adjusted EBITDA Margin +3.4pts Adjusted EBITDA Q3 FY23/24 Fixed costsAdditional Contribution(2) Adjusted EBITDA Q3 FY24/25 FX impact +17.2 (4.8) (0.1) (€M) TFS +16.6 • Inflation: (2.7) • Other: (2.1) 39.8 52.2 PPS +0.2 Payments: +0.4

17 9M FY24/25

Significant YoY Adjusted EBITDA increase of 34% with 61% drop-through(1) 18 Drop-through: Incremental Adjusted EBITDA / Incremental Revenue vs. last year. Revenue - variable costs. ADJUSTED P&L (€M) 9M FY22/23 9M FY23/24 9M FY24/25  €M vs. 9M FY23/24  % vs. 9M FY23/24 Completed SIS TFS & Payments Reported 13,390 19,328 23,333 4,005 21% Group Revenue 224.7 317.1 381.1 64.0 20% Variable Costs (56.8) (73.5) (83.2) (9.8) Contribution(2) 167.9 243.6 297.9 54.3 22% Fixed Costs (111.2) (128.9) (144.0) (15.1) Adjusted EBITDA 56.7 114.7 153.9 39.2 34% Adjusted EBITDA margin 25.2% 36.2% 40.4% 4.2pts Adjusted Depreciation & Amortization (27.0) (27.6) (36.4) (8.8) Adjusted Finance costs (27.6) (36.6) (43.5) (6.9) Adjusted Profit Before Tax 2.1 50.6 73.9 23.4 46% Adjusted Income Tax (7.5) (19.6) (25.7) (6.1) Non-controlling Interests (1.7) (5.6) (7.4) (1.8) Adjusted Net Income Group Share (7.1) 25.3 40.8 15.6 62%

EUROPE APAC TOTAL TFS Solid Performance in Tax Free Shopping Solutions Revenue Growth of ~24% with ~26% Contribution(1) Growth 19 COMPLETED SIS REPORTED GROWTH REVENUE GROWTH CONTRIBUTION GROWTH (1) Revenue – Variable costs. (2) APAC at 34% of SiS vs 28% LY with VAT rate of c10% in APAC vs c20% in Europe. (3) Country Mix, Merchant Mix and Service Mix. 15.3% 45.2% 25.0% Continental Mix(2) Pricing Evolution Mix Effect(3) & Ancillary Revenues Translation & Other Impacts - (0.3%) 6.1% (0.5%) - (0.5%) (0.7%) (1.2%) (5.7%) (0.3%) 5.3% (0.6%) 20.5% 42.7% 23.6% 22.6% 45.6% 25.8% REVENUE €243.6M €47.2M €290.8M CONTRIBUTION €209.8M €39.5M €249.3M CONTRIBUTION % 86.1% 83.6% 85.7%

TOTAL PAYMENTS FX SOLUTIONS ACQUIRING HOSPITALITY GATEWAY 20 COMPLETED SIS REPORTED GROWTH REVENUE GROWTH CONTRIBUTION GROWTH 4.7% 8.3% - 6.3% Pricing evolution Variance on margin on Treasury Gain Translation and Other impacts (3.0%) 5.6% (0.2%) 8.5% - 0.5% - - - 2.5% 2.8% 0.6% 6.9% 17.3% 32.1% 12.3% 5.2% 17.4% 32.1% 7.1% REVENUE €33.3M €34.3M €1.3M €68.8M CONTRIBUTION €31.3M €3.5M €1.3M €36.1M CONTRIBUTION % 94.2% 10.3% 100.0% 52.5% (1) Revenue – Variable costs Robust performance in Payments Revenue growth of ~12% with ~7% Contribution(1) growth

21 Good performance in Post-Purchase Solutions Contribution(1) growth accelerated by the decision to move away from certain low contribution carrier contracts (1) Revenue – Variable costs. POST-PURCHASE SOLUTIONS REVENUE GROWTH CONTRIBUTION GROWTH 4.5% 7.1% REVENUE €21.5M CONTRIBUTION €12.5M CONTRIBUTION % 57.9%

Significant Adjusted EBITDA increase of 34%, with 61% drop-through(1) 22 (1) Drop-through: Incremental Adjusted EBITDA / Incremental Revenue vs. last year. (2) Revenue - variable costs. 36.2% 40.4%Adjusted EBITDA Margin +4.2pts 9M Q3 FY23/24 Fixed costsAdditional Contribution(2) Adjusted EBITDA 9M FY24/25 FX impact +55.0 (15.1)(€M) TFS +51.9 • Inflation: (6.1) • Growth Driver Initiatives: (4.0) • New Refund Points: (1.8) • Other: (3.3) 114.7 153.9 PPS: +0.6 (0.6) Payments: +2.5

Adjusted D&A increase driven by capitalized software amortization reflecting increased investment in technology over the last 2 years 23 27.6 36.4 4.0 5.4 7.2 11.0 16.4 20.0 9M FY23/24 9M FY24/25 Amortization of capitalized software Depreciation of leases Other D&A Amortization of capitalized software increased by €3.6M vs. LY, which reflects the CAPEX increase related to software development in the last 2 years. Depreciation of leases increased by €3.8M, including €2.0M related to a change in recording of short-term leases in accordance with IFRS16.

Net Finance Costs impacted by increased interest rates 24 1.6 7.54.1 1.7 30.9 34.3 9M FY23/24 9M FY24/25 Successful repricing of the debt in December 2024 in addition to the May 2024 repricing: • Reduction of Term Loan interest rate margin by 50bps from 3.75% p.a. to 3.25% p.a. • In aggregate, over the last twelve months, Global Blue achieved a 175 basis points reduction in the Term Loan margin to 3.25% p.a. 43.5 36.6 (1) Average RCF drawn during 9M FY24/25. (2) Includes €2.9M of Debt amortization costs, and €2.2M of fx impact. Senior Debt costs Revolving Credit Facility Other Finance Expenses (2) 9M FY23/24 9M FY24/25 €M Amount(1) Blended Rate Interest Costs Amount(1) Blended Rate Interest Costs Senior Debt 628.1 6.45% (30.9) 610.0 7.37% (34.3) RCF 99.0 5.95% (4.1) 42.5 7.04% (1.7)

Continuous improvement of LTM Adjusted EBITDA over the last 2 years 25 146 24 21 28 47 40 34 43 59 52 FY19/20 Q3 FY22/23 Q4 FY22/23 Q1 FY23/24 Q2 FY23/24 Q3 FY23/24 Q4 FY23/24 Q1 FY24/25 Q2 FY24/25 Q3 FY24/25 €171M 41.9% Quarterly Adjusted EBITDA (€M) LTM Adjusted EBITDA Margin % LTM Adjusted EBITDA 55 78 99 120 136 20.7% 25.0% 28.3% 149 31.6% 35.2% 164 175% 33.7% 25(1) 36.8% 37.8% (1) UK Adjusted EBITDA accounted for €25M in FY19/20. 188 38.6%

Solid improvement in Free Cash Flow

€M	9M FY22/23	9M FY23/24	9M FY24/25
Adjusted EBITDA	56.7	114.7	153.9
Capital Expenditure	(23.1)	(27.9)	(36.6)
Adjusted EBITDA – Capital Expenditure	**33.7**	**86.8**	**117.3**
Changes in working capital(1)	(43.1)	6.1	15.7
Lease Payments	(8.0)	(7.4)	(10.5)
Pre-Tax Unlevered Free Cash Flow	**(17.4)**	**85.5**	**122.5**
Interest Paid	(16.2)	(40.8)	(37.4)
Income Tax Paid	(8.4)	(13.8)	(29.8)
Free Cash Flow	**(42.0)**	**30.9**	**55.3**
Dividends	(0.4)	(3.2)	(2.8)
Proceeds from issue of share capital	210.3	45.1	-
Acquisitions	(35.1)	(2.3)	(2.4)
Refinancing /Repricing costs	-	(24.5)	(6.0)
Share Buy Back	-	-	(3.4)
Translation & Other movements(2)	(8.8)	(4.7)	(6.4)
Net Debt Variation	**123.9**	**41.2**	**34.3**

Global Blue

Note: Net Debt is a Non-IFRS Financial Measure, see the appendix for a reconciliation to the nearest IFRS financial measure.
(1) Working capital outflow follows seasonality and reaches high peak during the summer period, which is followed by an unwind during the winter period. Please note that the refunds to the travelers are done between 30 to 45 days ahead of the VAT inflows paid by the merchants.
(2) Includes €4.2M cash exceptional items, and €1.5M€ of fees related to Tencent capital increase in Dec-23.

26

550 611 573 509 523 566 516 488 Mar '23 Jun '23 Sep '23 Dec '23 Mar '24 Jun'24 Sep '24 Dec '24 Strong Free Cash Flow has supported continued deleveraging to 2.6x at end of December 2024 27 (1) Leverage Ratio refers to Net Debt divided by the last 12 months Adjusted EBITDA. Leverage Ratio(1) 6.5x 5.7x 3.4x 3.4x 4.5x 3.6x €M Net Debt 2.6x 2.9x

Financial Highlights 9M Performance to 31 December 2024 28 (1) Drop-through: Incremental Adjusted EBITDA / Incremental Revenue vs. last year. (2) Net Leverage refers to Net Debt divided by the last 12 months Adjusted EBITDA. 1 2 3 Significant increase in Revenue of 20% in 9M FY24/25 vs. the same period last year Continued increase in Adjusted EBITDA: LTM at €188M and 9M FY24/25 at ~€154M (61% drop through(1)), with 9M performance up 34% vs. the same period last year Rapid deleveraging(2) at 2.6x and confirmation of the long-term objective of <2.5x

Agenda 29 FY24/25 Guidance

Continued improvement of LTM Adjusted EBITDA 30 43 59 52 Q1 FY24/25 Q2 FY24/25 Q3 FY24/25 Quarterly Adjusted EBITDA (€M) LTM Adjusted EBITDA Margin % LTM Adjusted EBITDA % 164 175 188 37.8% 36.8% 38.6% +€24M Reiterating FY24/25 guidance of €185M - €205M expecting to achieve towards the top half of the range improvement of LTM Adjusted EBITDA over the last 3 quarters despite additional fixed costs of €5M to accelerate investments in future growth initiatives Adjusted EBITDA GUIDANCE

Conclusion 31 (1) Drop-through: Incremental Adjusted EBITDA / Incremental Revenue vs. last year. 2 1 Strong YoY performance, with 9M Revenue up 20% to €381M and 9M Adjusted EBITDA margin up 4.2pts to 40.4%, driving a 34% increase in Adjusted EBITDA to €154M (61% drop-through(1)) Strategic Milestone: Announcement of the acquisition of Global Blue by Shift4 3 Reiterating FY24/25 guidance of €185M - €205M Adjusted EBITDA, expecting to achieve towards the top half of the range

Appendix

IFRS Consolidated Income Statement 3 Months Ended December 31 9 Months Ended December 31 €M FY22/23 FY23/24 FY24/25 FY22/23 FY23/24 FY24/25 Total Revenue 86.7 109.4 131.4 224.7 317.1 381.1 Operating Expenses (77.5) (73.9) (98.2) (220.4) (232.7) (279.5) Operating Profit 9.2 35.5 33.2 4.3 84.4 101.6 Finance income 3.2 1.4 2.3 0.5 4.5 3.5 Gain from debt modification - - 26.9 - - 55.9 Finance costs (7.0) (13.4) (16.2) (28.1) (41.1) (47.0) Net Finance costs (3.7) (12.0) 12.9 (27.6) (36.6) 12.4 Profit Before Tax 5.5 23.5 46.1 (23.2) 47.8 114.0 Income Tax Expense (4.0) (8.6) (12.3) (1.4) (21.5) (35.2) Net Income 1.4 14.9 33.9 (24.6) 26.3 78.8 Profit attributable to: Owners of the parent 0.6 12.9 31.8 (26.3) 20.7 71.4 Non-controlling interests 0.8 1.9 2.1 1.7 5.6 7.4 33

Balance Sheet €M FY23/24 9M FY24/25 Property, plant and equipment 32.0 39.4 Intangible assets 611.1 619.6 Deferred income tax asset 33.1 29.6 Investments in joint ventures and other investments 5.1 0.1 Other non-current receivables 15.9 15.1 Non-Current Assets 697.2 703.7 Trade receivables 248.2 258.1 Other current receivables 47.9 63.9 Income tax receivables 2.0 4.4 Prepaid expenses 7.7 8.2 Cash and cash equivalents 87.5 121.8 Current Assets 393.4 456.4 TOTAL ASSETS 1,090.6 1,160.1 €M FY23/24 9M FY24/25 Equity attributable to owners of the parent 61.9 127.6 Non-controlling interests 8.4 13.0 Shareholders’ Equity 70.3 140.6 Loans and borrowings 602.8 550.4 Other long-term liabilities 4.5 4.9 Deferred income tax liabilities 5.2 11.7 Post-employment benefits 5.2 11.0 Provisions for other liabilities and charges 1.2 1.1 Non-Current Liabilities 618.9 578.8 Trade payables 271.4 315.1 Other current liabilities 53.1 60.0 Accrued liabilities 48.7 42.3 Current income tax liabilities 19.9 14.9 Loans and borrowings 0.9 0.9 Other current liabilities 4.9 4.7 Provisions for other liabilities and charges 2.5 3.0 Current Liabilities 401.4 440.8 TOTAL LIABILITIES 1,090.6 1,160.1 34

Reconciliations (1/4) 3 Months Ended December 31 9 Months Ended December 31 Adjusted Operating Expenses €M FY22/23 FY23/24 FY24/25 FY22/23 FY23/24 FY24/25 Operating expenses (77.5) (73.9) (98.2) (220.4) (232.7) (279.5) Exceptional items 4.6 (6.5) (21.9) 11.9 (0.5) (43.4) Gain from debt modification included in exceptional items - - 26.9 - - 55.9 Amortization of intangible assets acquired through business combination 1.0 1.1 1.1 13.4 3.3 3.3 Adjusted Depreciation and Amortization 9.2 9.7 12.9 27.0 27.6 36.4 Adjusted Operating expenses (62.6) (69.7) (79.2) (168.0) (202.3) (227.2) 3 Months Ended December 31 9 Months Ended December 31 Adjusted Depreciation & Amortization €M FY22/23 FY23/24 FY24/25 FY22/23 FY23/24 FY24/25 Depreciation & Amortization (10.2) (10.8) (14.0) (40.5) (30.9) (39.7) Amortization of intangible assets acquired through business combination 1.0 1.1 1.1 13.4 3.3 3.3 Adjusted Depreciation & Amortization (9.2) (9.7) (12.9) (27.0) (27.6) (36.4) 35

Reconciliations (2/4) 3 Months Ended December 31 9 Months Ended December 31 Adjusted Profit Before Tax €M FY22/23 FY23/24 FY24/25 FY22/23 FY23/24 FY24/25 Profit Before Tax 5.5 23.5 46.1 (23.2) 47.8 114.0 Exceptional items 4.6 (6.5) (21.9) 11.9 (0.5) (43.4) Amortization of intangible assets acquired through business combination 1.0 1.1 1.1 13.4 3.3 3.3 Adjusted Profit Before Tax 11.1 18.1 25.3 2.1 50.6 73.9 3 Months Ended December 31 9 Months Ended December 31 Adjusted EBIT and EBITDA €M FY22/23 FY23/24 FY24/25 FY22/23 FY23/24 FY24/25 Operating Profit 9.2 35.5 33.2 4.3 84.4 101.6 Exceptional items 4.6 (6.5) (21.9) 11.9 (0.5) (43.4) Gain from debt modification included in exceptional items - - 26.9 - - 55.9 Amortization of intangible assets acquired through business combination 1.0 1.1 1.1 13.4 3.3 3.3 Adjusted EBIT 14.9 30.1 39.2 29.7 87.1 117.5 Adjusted Depreciation and Amortization 9.2 9.7 12.9 27.0 27.6 36.4 Adjusted EBITDA 24.1 39.8 52.2 56.7 114.7 153.9 36

Reconciliations (3/4) 3 Months Ended December 31 9 Months Ended December 31 Adjusted Profit(Loss) attributable to the owner of the parent €M FY22/23 FY23/24 FY24/25 FY22/23 FY23/24 FY24/25 Profit/(Loss) attributable to the owner of the parent 0.6 12.9 31.8 (26.3) 20.7 71.4 Exceptional items 4.6 (6.5) (21.9) 11.9 (0.5) (43.4) Amortization of intangible assets acquired through business combination 1.0 1.1 1.1 13.4 3.3 3.3 Tax effects adjustments 0.3 1.6 3.4 (6.1) 1.8 9.5 Adjusted Profit/(Loss) attributable to the owner of the parent 6.6 9.1 14.4 (7.1) 25.3 40.8 3 Months Ended December 31 9 Months Ended December 31 Adjusted Income Tax Expenses €M FY22/23 FY23/24 FY24/25 FY22/23 FY23/24 FY24/25 Income Tax expenses (4.0) (8.6) (12.3) (1.4) (21.5) (35.2) Income Tax expenses related to Amortization of intangible assets acquired through business combination 0.2 0.1 0.6 2.9 2.1 0.6 Tax impact of exceptional items (0.1) (0.7) (4.0) 1.0 (0.6) (7.2) Exceptional income tax expenses (0.4) (1.0) - 2.2 (3.3) (3.0) Tax effect adjustments (0.3) (1.6) (3.4) 6.1 (1.8) (9.5) Adjusted income tax expenses (3.7) (7.0) (8.8) (7.5) (19.6) (25.7) 37

Reconciliations (4/4) 38 Lease liabilities - repayable within one year (8.8) Lease liabilities - repayable after one year (14.8) Capitalized financing cost 23.8 24.4 0.5 Gain from debt modification - 55.9 55.9 Net Debt 522.5 488.2 (34.3) Net Debt €M FY23/24 9M FY24/25  M€ IFRS Net Debt 522.3 437.2 (85.1) (10.3) (1.5) (18.9) (4.2)

Glossary

FINANCIAL PERIOD

CY
Calendar Year 1 January to 31 December

FY
Financial Year 1 April to 31 March

TFS PERFORMANCE INDICATORS

% RECOVERY ISSUED SIS L/L
Refers to the issued Sale-In-Store (Spend) at constant FX and comparable merchant basis vs 2019

SOURCE DATA
Global Blue transactional data - issued transactions excluding UK from historical data

NATIONALITIES

MAINLAND CHINA
Continental China, Macao

SOUTH-EAST ASIA (SEA)
Indonesia, Thailand, Cambodia, Philippines, Vietnam, Malaysia, Singapore

NORTH-EAST ASIA (NEA)
Japan, Korea

SOUTH AMERICAN COUNTRIES
Argentina, Bolivia, Brazil, Chile, Colombia, Costa Rica, Dominica, Ecuador, El Salvador, Guatemala, Mexico, Panam, Paraguay, Perù, Puerto Rico, Uruguay, Venezuela

MAGHREB
Algeria, Morocco, Tunisia

EUROPE NON-SCHENGEN
Switzerland, Ukraine, Turkey, Belarus, Serbia, Albania, Norway, Andorra

GULF COUNCIL COUNTRIES (GCC)
Kuwait, Qatar, Saudi Arabia, United Arab Emirates, Bahrain, Oman

MIDDLE EAST (Excluding GCC)
Egypt, Iraq, Israel, Lebanon, Libyan Arab Jamahiriya, Syria

CENTRAL ASIA
Afghanistan, Azerbaijan, Georgia, Iran, Kazakhstan, Kyrgyzstan, Pakistan, Tajikistan, Turkmenistan, Uzbekistan

SOUTH AFRICAN COUNTRIES
Angola, South Africa, Mozambique, Botswana, Lesotho, Madagascar, Malawi, Namibia, Zambia, Zimbabwe

CARIBBEAN
Dominican Rep, American Samoa, Bahamas, Cuba

AFRICA
Cote D'Ivoire, Nigeria, Cameroon, Congo, Congo, dem. rep. of The, Gabon, Senegal, Benin, Burkina Faso, Burundi, Cape Verde, Central Africa, Chad

MID/LONG HAUL SHOPPERS
Shoppers that are not Asian, Regional, US or GCC

REGIONAL SHOPPERS
Shoppers who can reach destination by land transportation or less than 2-hour flight, eg. Swiss, British

Global Blue
39

40 the journey Enjoy